                                                                      Exhibit 99

               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN

                                Table of Contents

                                                                                                                    Page
Independent Auditors' Report                                                                                         1

Financial Statements:

     Statements of Net Assets Available for Plan Benefits as of December 31, 2000 and 1999                           2

     Statements of Changes in Net Assets Available for Plan Benefits for the Years Ended
        December 31, 2000 and 1999                                                                                   3

     Notes to Financial Statements                                                                                   4

Supplemental Schedule

1    Schedule of Assets Held for Investment Purposes at December 31, 2000                                            8

                          Independent Auditors' Report

     The Board of Directors
     Gold Banc Corporation, Inc.:

     We have audited the accompanying statements of net assets available for plan benefits of the Gold Banc Corporation, Inc. Employees' 401(k) Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of Gold Banc Corporation, Inc. Employees' 401(k) Plan as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

                                                  /s/ KPMG L.L.P.

     June 26, 2001

               GOLD BANC CORPORATION, INC, EMPLOYEES' 401(K) PLAN

              Statements of Net Assets Available for Plan Benefits

                           December 31, 2000 and 1999

                                                          2000         1999
                                                        --------     --------
Assets:
  Investments                                         $ 6,623,815    3,884,708
  Cash and cash equivalents                                49,572        8,447

  Receivables:
    Employer contributions receivable                     534,917      244,891
    Participant contributions receivable                   85,026       27,955
    Other receivables                                           -          420
                                                      -----------  -----------

         Total receivables                                619,943      273,266
                                                      -----------  -----------

         Total Assets                                   7,293,330    4,166,421

Liabilities - accounts payable                                  -          110
                                                      -----------  -----------

         Net assets available for plan benefits       $ 7,293,330    4,166,311
                                                      ===========  ===========

See accompanying notes to financial statements.

               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN

         Statements of changes in Net Assets Available for Plan Benefits

                     Years ended December 31, 2000 and 1999

                                                                                   2000                      1999
                                                                               ------------               ----------
Additions to net assets attributable to:
  Investment income (loss):
     Net appreciation (depreciation) in fair value of investments              $ (1,415,980)                  54,221
     Interest and dividends                                                         205,177                  125,702
                                                                               ------------               ----------

         Total investment income (loss)                                          (1,210,803)                 179,923

  Contributions:
     Participants                                                                 2,102,157                  878,386
     Employer                                                                       534,917                  249,042
     Rollovers                                                                      360,380                  379,929
                                                                               ------------               ----------

         Total additions                                                          1,786,651                1,687,280

Deductions from net assets attributable to:
  Distributions to participants                                                   1,607,462                  523,214
  Administrative expenses                                                            46,382                   26,656
                                                                               ------------               ----------

         Net increase prior to transfers from other plan                            132,807                1,137,410

Transfers from other plan                                                         2,994,212                       --
                                                                               ------------               ----------

         Net increase                                                             3,127,019                1,137,410

Net assets available for plan benefits:
  Beginning of year                                                               4,166,311                3,028,901
                                                                               ------------               ----------

  End of year                                                                  $  7,293,330                4,166,311
                                                                               ============               ==========

See accompanying notes to financial statements.

               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN

                          Notes to Financial Statements

                           December 31, 2000 and 1999




  (1)   Summary of Significant Accounting Policies

        Basis of Presentation

        The accompanying financial statements have been prepared on the accrual basis and present the net assets available for plan benefits and changes in those net assets. Benefit payments to participants are recorded when paid.

        General

        The Gold Banc Corporation, Inc. Employees' 401(k) Plan (the Plan) is a defined contribution plan established July 1, 1995 for the eligible employees of Gold Banc Corporation, Inc. (the Company), its wholly owned subsidiaries, and its affiliates (collectively, the Companies). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

        The following brief description of the Plan is provided for general information only. Participants should refer to the Plan Agreement for more complete information.

        Contributions

        Employees over twenty-one years old become eligible to enter the Plan upon completion of 1,000 hours of service. Effective December 1, 2000, the Plan was amended to allow all employees over twenty-one years old to enter the Plan. Participants are not taxed on their contributions up to the maximum permitted under applicable sections of the Internal Revenue Code until they receive distributions from the Plan. Once eligible, participants may enter the Plan on the first day of each calendar quarter.

        Participants may elect to contribute up to the lesser of $10,500 or 15% of their compensation received during the Plan's fiscal year. The Companies may elect to make a discretionary contribution to the Plan. Participants become eligible to be allocated the discretionary contribution after reaching age twenty-one and completing one year of employment. During 2000 and 1999, the Company elected to match 50% of each participant's salary deferral, up to 5% of each participant's Plan year compensation. The Companies' contributions are limited to amounts that are allowable as a deduction for federal income tax purposes. The Companies' discretionary contributions for the years ended December 31, 2000 and 1999 were $534,917 and $249,042, respectively.

        Benefits

        Upon termination of employment, participants receive a lump-sum payment of their benefits if the amount is less than $5,000. If the amount is greater than $5,000, the participant may elect to maintain their benefits in the Plan through the normal retirement age, transfer benefits to another plan, or withdraw any balance less than or equal to their vested benefits as of any distribution date following termination with the employer. A distribution date is defined as either January 1 or July 1.

                                       4                             (Continued)

               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN

                          Notes to Financial Statements

                           December 31, 2000 and 1999


     Participants' Notes Receivable

     Participants may borrow the lesser of (a) $50,000 or (b) 50% of the participant's vested account balance from their fund accounts. The minimum that may be borrowed is $250. Loans to participants bear interest equal to a commercially reasonable rate as established by the Plan (6% to 10% as of December 31, 2000).

     Plan Termination

     Although it has expressed no intention to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

     Participant Accounts

     Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings. Allocations are based on participant earnings or account balances, as defined. Forfeited balances of terminated participants' nonvested accounts are distributed as an additional employer discretionary contribution for that Plan year. At December 31, 2000 and 1999, forfeited nonvested accounts totaled $2,358 and $2,663, respectively. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

     Vesting

     Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Company's discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service. A participant is 100% vested after six years of credited service.

                                                     Vested (and
                                                   nonforfeitable)
                                                    percentage of
                                                       Company
                     Years of service               contributions
              ------------------------------       ---------------
              Less than one year                            - %
              One year but less than two                   10
              Two years but less than three                20
              Three years but less than four               40
              Four years but less than five                60
              Five years but less than six                 80
              Six years or more                           100
                                                        =======

                                        5                            (Continued)

               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN

                          Notes to Financial Statements

                           December 31, 2000 and 1999



     Administrative Expenses

     All costs and expenses incurred in administering the Plan are paid by the Plan from Plan assets. The Trust Company, the Trustee of the Plan, charges an administrative expense to the participants for certain services performed.

     Use of Estimates

     The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan Administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements, and the changes in net assets available for plan benefits during the reporting period, and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from these estimates.

(2)  Investments

     Shares of mutual funds, Company common stock, and all other investments are stated at fair value based on quoted market prices. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

     At December 31, 2000 and 1999, investments which exceeded 5% of the net assets available for plan benefits on such dates were:



                                                          2000           1999
                                                       ---------       --------

             Invesco Balanced Fund                     $ 583,012              -
             Invesco Technology Fund                     725,813              -
             Janus Advisor Growth Fund                   990,707              -
             Janus Advisor Money Market Fund             901,542              -
             PIMCO Stocks Plus Fund                      554,496              -
             Janus Advisor Worldwide Fund                557,390              -
             ILA Fed Money Market Fund                         -        163,994
             Fidelity Advisor Equity Growth Fund         447,974              -
             T. Rowe Price Balanced                            -        996,973
             American Century International Growth             -        405,103
             Legg Mason Value                                  -        637,665
             Vanguard Bond Index                               -        309,220
             Vanguard Index Trend 500 Portfolio                -        902,654
             Company common stock                        160,133        348,921
                                                       =========       ========

                                       6                             (Continued)

               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN

                          Notes to Financial Statements

                           December 31, 2000 and 1999


        During 2000 and 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value by approximately:

                                            2000          1999
                                        -------------  ----------

                      Mutual funds      $ (1,228,000)    245,000
                      Common stocks         (188,000)   (191,000)
                                        -------------  ----------
                                        $ (1,416,000)     54,000
                                        =============  ==========

  (3)   Related Party Transactions

        Effective January 1, 2000, the Regional Investment Co. defined contribution plan with assets of $2,994,212 was merged into the Plan.

        As of December 31, 2000 and 1999, the Plan's investment portfolio includes an investment in common stock of the Company, a party-in-interest to the Plan, which is valued at $160,133 and $348,921, respectively.

  (4)   Income Taxes

        The Plan has received a favorable determination letter from the Internal Revenue Service, dated November 13, 1995, indicating that it met the requirements of the Internal Revenue Code. Under current tax regulations, the contributions made by the Company and each of its participating subsidiaries for the benefit of employees are not required to be included in the employee's income until the year or years in which they are distributed or made available to them.

                                                                      Schedule 1

               GOLD BANC CORPORATION, INC. EMPLOYEES' 401(K) PLAN

                Schedule of Assets Held for Investment Purposes

                               December 31, 2000


                                                                                                 Fair
                     Asset                                        Description                    Value
--------------------------------------------------    -----------------------------------     ----------
Mutual funds:
 AIM Constellation Fund                               3,090 shares of a mutual fund           $   89,404
 American Century Income & Growth Fund                12,795 shares of a mutual fund             386,151
 American Century International Growth Fund           11,188 shares of a mutual fund             122,174
 Fidelity Advisors Growth Opportunity Fund            4,346 shares of a mutual fund              148,400
 Fidelity Advisors Equity Growth Fund                 7,520 shares of a mutual fund              447,974
 Fidelity Advisors Overseas Fund                      845 shares of a mutual fund                 14,667
 Federated International Small Company Fund           3,773 shares of a mutual fund               93,229
 Goldman Sachs Capital Growth Fund                    2,216 shares of a mutual fund               52,175
 Invesco Balanced Fund                                34,580 shares of a mutual fund             583,012
 Invesco Dynamics Fund                                12,538 shares of a mutual fund             298,021
 Invesco Select Income Fund                           40,232 shares of a mutual fund             238,574
 Invesco Technology Fund                              12,143 shares of a mutual fund             725,813
 Janus Advisor Growth Fund                            36,761 shares of a mutual fund             990,707
 Janus Advisor Cap App Fund                           1,634 shares of a mutual fund               44,648
 Janus Advisor Worldwide Fund                         14,983 shares of a mutual fund             557,390
 Oppenheimer Limited Term Gov't Fund                  2,221 shares of a mutual fund               22,232
 PIMCO Stocks Plus Fund                               48,217 shares of a mutual fund             554,496
 Strong Equity Income Fund                            2 shares of a mutual fund                       35
 Fidelity Growth Fund                                 249 shares of a mutual fund                  8,514
 Fidelity Equity Income Fund                          189 shares of a mutual fund                  4,891
                                                                                              ----------

        Total mutual funds                                                                     5,382,507
                                                                                              ----------

Common stock:
 Gold Banc Corporation, Inc.*                         34,158 shares of common stock              160,133
 First Tenn. National Corp.                           1,102 shares of common stock                31,889
 Unison Bancorp                                       2,002 shares of common stock                25,000
                                                                                              ----------

        Total common stock                                                                       217,022
                                                                                              ----------

Money market accounts
 Janus Advisor Money Market                           901,542 shares of a money market           901,542
 Goldman Sachs Financial Square Money Market          52,839 shares of a money market             52,839
 Individually Directed Account                        8,829 shares of a money market               8,829
                                                                                              ----------

        Total money market accounts                                                              963,210
                                                                                              ----------

Municipal bonds - Wichita, KS "0" bonds               $10,000 par value, due 9/1/13                4,051

Sundry assets - Gold Capital Management Brokerage
  Account*                                            Brokerage account                           21,891

Participant loans                                     Participant loans bearing interest at
                                                       6% to 10%, maturing through 2006           35,134
                                                                                              ----------

        Total investments                                                                     $6,623,815
                                                                                              ==========

* Indicates party-in-interest to the Plan.


See accompanying independent's auditors' report.

                                       8